EXHIBIT 99
PRESS RELEASE DATED July 28, 2010
Company Contact:
Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 2510
FOR IMMEDIATE RELEASE
NORTHFIELD BANCORP, INC.
ANNOUNCES SECOND QUARTER 2010 RESULTS
NOTABLE ITEMS INCLUDE:
•	100% INCREASE IN EARNINGS PER SHARE TO $0.10 FOR THE QUARTER ENDED JUNE 30, 2010, COMPARED TO $0.05 FOR THE SAME QUARTER IN 2009; 64% INCREASE IN EARNINGS PER SHARE TO $0.18 FOR THE SIX MONTHS ENDED JUNE 30, 2010, COMPARED TO $0.11 FOR THE SAME PERIOD IN 2009

•	15% INCREASE IN NET INTEREST INCOME FOR BOTH THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2010 AS COMPARED TO THE COMPARABLE PERIODS OF 2009

•	6% INCREASE IN TOTAL LOANS COMPARED TO 2009 YEAR END

•	CAPITAL STRONG AT 18.1% OF TOTAL ASSETS

•	EFFICIENCY RATIO IMPROVED TO 47.56% FOR THE QUARTER ENDED JUNE 30, 2010 COMPARED TO 58.99% FOR THE QUARTER ENDED JUNE 30, 2009; EFFICIENCY RATIO IMPROVED TO 51.62% FOR THE SIXTH MONTHS ENDED JUNE 30, 2010 COMPARED TO 57.90% FOR THE SIX MONTHS ENDED JUNE 30, 2009

•	ALLOWANCE FOR LOAN LOSSES INCREASES 24%, YEAR TO DATE, TO $19.1 MILLION, REPRESENTING 2.47% OF TOTAL LOANS AT JUNE 30, 2010

•	ANNUALIZED NET CHARGE-OFFS REPRESENT 0.44% OF AVERAGE LOANS FOR THE QUARTER ENDED JUNE 30, 2010, COMPARED TO ANNUALIZED NET CHARGE-OFFS OF 0.54% OF AVERAGE LOANS FOR THE QUARTER ENDED JUNE 30, 2009

•	NONPERFORMING LOANS TOTAL $51.5 MILLION COMPARED TO $50.0 MILLION AT MARCH 31, 2010, AND $41.8 MILLION AT DECEMBER 31, 2009
Avenel, New Jersey, July 28, 2010...Northfield Bancorp, Inc. (NasdaqGS:NFBK-News), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.10 and $0.18 for the quarter and six months ended June 30, 2010, respectively, as compared to $0.05 and $0.11 for the quarter and six months ended June 30, 2009, respectively.
Commenting on the second quarter results, John W. Alexander, the Company’s Chairman and Chief Executive Officer noted, “We continue to focus on producing solid earnings by effectively deploying capital, prudently growing loans, and managing risk to protect and generate returns to our stockholders. Our capital continues to significantly exceed that required to be considered “well capitalized” for regulatory purposes, despite the lingering effects of this difficult economic cycle, and weak loan demand. Although we continue to experience elevated levels of loan delinquencies, our underwriting and focus on real estate lending in our marketplace have resulted in a relatively low level of net charge-offs. We continue to be proactive in resolving troubled loans, and are working to maximize collectibility while we work with those borrowers who have a desire to meet their obligations.”
Mr. Alexander continued, “I am pleased to announce that the Board of Directors has declared a quarterly cash dividend of $0.05 per common share, payable on August 25, 2010, to stockholders of record as of August 11, 2010.”

Financial Condition
Total assets increased $205.9 million, or 10.3%, to $2.2 billion at June 30, 2010, from $2.0 billion at December 31, 2009. The increase was primarily attributable to increases in securities of $169.1 million and loans held for investment, net, of $43.6 million. In addition, bank owned life insurance increased $10.9 million, primarily resulting from the purchase of $10.0 million of insurance policies during the quarter ended June 30, 2010, coupled with $937,000 of income earned on bank owned life insurance for the six months ended June 30, 2010.
Loans held for investment, net, totaled $772.9 million at June 30, 2010, as compared to $729.3 million at December 31, 2009. The increase was primarily in multi-family real estate loans, which increased $33.0 million, or 18.5%, to $211.4 million at June 30, 2010, from $178.4 million at December 31, 2009. Commercial real estate loans increased $11.5 million, or 3.5%, to $339.3 million, insurance premium loans increased $9.3 million, or 23.0%, to $49.7 million, and home equity loans increased $4.5 million, or 17.2%, from $26.1 million at December 31, 2009. These increases were partially offset by decreases in residential loans, land and construction loans, and commercial and industrial loans.
The Company’s securities portfolio totaled $1.3 billion at June 30, 2010, as compared to $1.1 billion at December 31, 2009, an increase of $169.1 million, or 14.8%. At June 30, 2010, $905.4 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. The Company also held residential mortgage-backed securities not guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae, referred to as “private label securities.” These private label securities had an amortized cost of $128.4 million and an estimated fair value of $132.6 million at June 30, 2010. These private label securities portfolios were in a net unrealized gain position of $4.1 million at June 30, 2010, consisting of gross unrealized gains of $5.9 million and gross unrealized losses of $1.8 million.
Of the $132.6 million of private label securities, three securities with an estimated fair value of $13.3 million (amortized cost of $14.9 million) are rated less than AAA at June 30, 2010. Of the three securities, one had an estimated fair value of $2.5 million (amortized cost of $2.5 million) and was rated A+, another had an estimated fair value of $6.1 million (amortized cost of $7.2 million) and was rated Caa2, and the remaining security had an estimated fair value of $4.8 million (amortized cost of $5.2 million) and was rated CCC. The Company continues to receive principal and interest payments in accordance with the contractual terms of each of these securities. Management has evaluated, among other things, delinquency status, location of collateral, estimated prepayment speeds, and the estimated default rates and loss severity in liquidating the underlying collateral for each of these three securities. Since management does not have the intent to sell the securities, and it is more likely than not that the Company will not be required to sell the securities before their anticipated recovery, the Company believes that the unrealized losses at June 30, 2010, were temporary, and as such, were recorded as a component of accumulated other comprehensive income, net of tax.
Total liabilities increased to $1.8 billion at June 30, 2010, from $1.6 billion at December 31, 2009. The increase was primarily attributable to an increase in borrowings of $76.9 million, or 27.5%, an increase in deposits of $63.8 million, or 4.8%, and an increase of $55.9 million in amounts due to securities brokers over the same time period. The increase in borrowings was primarily the result of the Company increasing longer-term borrowings, taking advantage of, and locking in, low interest rates, partially offset by maturities during the six months ended June 30, 2010. The increase in deposits for the six months ended June 30, 2010, was due in part to an increase of $31.9 million in short-term certificates of deposit originated through the CDARS® Network. The Company utilizes this funding supply as a cost effective alternative to other short-term funding sources. In addition, money market deposits, transaction accounts, and savings increased $52.9 million, $2.9 million, and $2.0 million, respectively, from December 31, 2009 to June 30, 2010. These increases were partially offset by a decrease of $25.9 million in certificates of deposit (originated by the Bank) over the same time period. The Company continues to focus its marketing and pricing of its products which it believes promotes longer-term customer relationships. The increase in due to securities brokers was the result of securities purchases occurring prior to June 30, 2010, and settling after the quarter end.
Total stockholders’ equity increased to $399.7 million at June 30, 2010, from $391.5 million at December 31, 2009. The increase was primarily attributable to net income of $7.6 million for the six months ended June 30, 2010, and an increase in accumulated other comprehensive income of $5.3 million. A decrease in market interest rates increased the estimated fair value of our securities available for sale. The increase in stockholders’ equity also was due to a $1.9 million increase in additional paid-in capital primarily related to the recognition of compensation expense associated with equity awards. These increases were partially offset by $5.2 million in stock repurchases, and the payment of approximately $1.6 million in cash dividends for the six months ended June 30, 2010. On June 4, 2010, in connection with the Company’s announcement that it intends to convert to a fully public company, the Board of Directors terminated its previously announced stock repurchase program. Since inception of the program, the Company has purchased 2,083,934 shares of common stock at an average cost of $11.99 per share.
Northfield Bank’s (the Company’s wholly-owned subsidiary) Tier 1 (core) capital ratio was approximately 13.48%, at June 30, 2010. The Bank’s total risk-based capital ratio was approximately 27.70% at the same date. These ratios continue to significantly exceed the required regulatory capital ratios necessary to be considered “well capitalized” under current federal capital regulations.
Asset Quality
Nonperforming loans totaled $51.5 million (6.7% of total loans) at June 30, 2010, as compared to $50.0 million (6.8% of total loans) at March 31, 2010, $41.8 million (5.7% of total loans) at December 31, 2009, $35.7 million (5.4% of total loans) at September 30, 2009, and $31.0 million (4.7% of total loans) at June 30, 2009. The following table also shows, for the same dates, troubled debt restructurings on which interest is accruing, and accruing loans delinquent 30 to 89 days (dollars in thousands).

	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
Non-accruing loans	$34,007	31,248	30,914	19,232	16,016
Non-accruing loans subject to restructuring agreements	17,417	13,090	10,717	11,003	11,494

Total non-accruing loans	51,424	44,338	41,631	30,235	27,510
Loans 90 days or more past due and still accruing	77	5,710	191	5,487	3,483

Total non-performing loans	51,501	50,048	41,822	35,722	30,993
Other real estate owned	1,362	1,533	1,938	933	993

Total non-performing assets	$52,863	51,581	43,760	36,655	31,986

Loans subject to restructuring agreements and still accruing	$10,708	8,817	7,250	7,258	6,838

Accruing loans 30 to 89 days delinquent	$30,619	38,371	28,283	35,466	33,290
Total non-accruing loans increased $7.1 million, to $51.4 million at June 30, 2010, from $44.3 million at March 31, 2010. This increase was attributable to the following loans being placed on non-accrual status during the quarter ended June 30, 2010: $7.9 million of commercial real estate loans, $550,000 of construction and land loans, $381,000 of commercial and industrial loans, $202,000 of one-to-four family residential loans, and $119,000 of home equity loans. The above increases in non-accruing loans during the quarter ended June 30, 2010 are net of charge-offs of $348,000, and have $181,000 in specific reserves allocated to them at June 30, 2010. These increases were partially offset by payoffs of a $557,000 multifamily loan and a $262,000 one-to-four family residential loan, coupled with principal paydowns of approximately $1.2 million. At June 30, 2010, $22.4 million, or 79.7% of loans subject to restructuring agreements (accruing and non-accruing) were performing in accordance with their restructured terms.
Loans 90 days or more past due and still accruing interest decreased to $77,000 from $5.7 million at March 31, 2010. The majority of the decrease was due to loans being refinanced by the Company to permanent real estate mortgage loans in accordance with our current underwriting standards.
Generally, loans are placed on non-accrual status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have six months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent, and still be on a non-accruing status.

The following tables detail the delinquency status of non-accruing loans at June 30, 2010 and December 31, 2009 (dollars in thousands).

	June 30, 2010
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$7,592	10,344	22,468	40,404
One -to- four family residential	1,362	255	501	2,118
Construction and land	4,759	—	873	5,632
Multifamily	—	516	1,426	1,942
Home equity and lines of credit	—	—	181	181
Commercial and industrial loans	—	281	789	1,070
Insurance premium loans	—	—	77	77

Total non-accruing loans	$13,713	11,396	26,315	51,424

	December 31, 2009
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$2,585	10,480	15,737	28,802
One -to- four family residential	—	392	1,674	2,066
Construction and land	5,864	—	979	6,843
Multifamily	—	530	1,589	2,119
Home equity and lines of credit	62	—	—	62
Commercial and industrial loans	1,470	—	269	1,739

Total non-accruing loans	$9,981	11,402	20,248	41,631

Loans 30 to 89 days delinquent and on accrual status at June 30, 2010 totaled $30.6 million, a decrease of $7.8 million, from the March 31, 2010 balance of $38.4 million. Included in this category at June 30, 2010 were $10.9 million of commercial real estate loans, $8.1 million of multifamily loans, $4.7 million of one-to-four family loans, and $4.2 million of construction and land loans.
Other real estate owned decreased $171,000, to $1.4 million at June 30, 2010 from $1.5 million at March 31, 2010. This decrease was primarily due to sales of other real estate owned during the quarter ended June 30, 2010.
Results of Operations
Net income for the quarter and six months ended June 30, 2010, was $4.2 million and $7.6 million, respectively, as compared to $2.1 million and $4.9 million for the quarter and six months ended June 30, 2009, respectively.
Net interest income increased $2.1 million, or 15.0%, due primarily to average interest earning assets increasing $255.4 million, or 14.8%, with net interest margin remaining flat at 3.23% for the quarter ended June 30, 2010 compared to the quarter ended June 30, 2009. The average yield earned on interest earning assets decreased 43 basis points, or 8.8%, to 4.47% for the quarter ended June 30, 2010, compared to 4.90% for the quarter ended June 30, 2009. This change was offset by a 64 basis point decrease in the average rate paid on interest-bearing liabilities over the comparable periods. The average yield earned on interest earning assets and net interest margin were positively affected by interest income recorded on non-accrual loans on a cash basis. The loan portfolio has a weighted average coupon rate of approximately 6.16% at June 30, 2010. The general decline in yields was due to the overall low interest rate environment. The increase in average interest earning assets was due primarily to an increase in average loans outstanding, of $117.4 million, and other securities of $188.1 million, partially offset by decreases in mortgage-backed securities and interest-earning assets in other financial institutions. Other securities consist primarily of investment-grade corporate bonds, and government-sponsored enterprise bonds.

Non-interest income increased $342,000, or 22.4%, to $1.9 million for the quarter ended June 30, 2010, as compared to $1.5 million for the quarter ended June 30, 2009, primarily as a result of an increase of $236,000 in gain on securities transactions, net. The Company recognized $530,000 in gains on securities transactions during the quarter ended June 30, 2010, as compared to $294,000 in gains on securities transactions during the quarter ended June 30, 2009. Securities gains in the second quarter of 2010 included gross realized gains of $785,000 on the sale of mortgage-backed securities, partially offset by securities losses of $255,000 related to the Company’s trading portfolio. The Company recognized $294,000 of securities gains related to the Company’s trading portfolio during the quarter ended June 30, 2009. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company. The participants of this plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in non-interest expense, reflecting the change in the Company’s obligations under the plan. The Company does not expect to continue to recognize the level of gains on the sale of available for sale securities that it recognized this quarter. The Company also recognized approximately $197,000 of income on the sale of fixed assets during the quarter ended June 30, 2010.
Net income for the quarter ended June 30, 2010, also was positively affected by a decrease of $604,000 in non-interest expense, which was primarily attributable to a decrease of $608,000 in FDIC insurance expense. FDIC insurance expense for the quarter ended June 30, 2009 included $770,000 related to an FDIC special assessment.
The provision for loan losses was $2.8 million for the quarter ended June 30, 2010; a decrease of $301,000, or 9.7%, from the $3.1 million provision recorded in the quarter ended June 30, 2009. The decrease in the provision for loan losses in the current quarter was due primarily to the change in the composition of our loan portfolio, partially offset by increases in general loss factors. These increases in the general loss factors utilized in management’s estimate of credit losses inherent in the loan portfolio were a result of declines in collateral values supporting our loans and further deterioration of our local economy. During the quarter ended June 30, 2010, we continued our emphasis of originating multifamily real estate loans which resulted in less growth in commercial real estate loans as compared to the quarter ended June 30, 2009. Commercial real estate loans generally have greater credit risk than multifamily real estate loans. Net charge-offs for the quarter ended June 30, 2010, were $822,000, as compared to $854,000 for the quarter ended June 30, 2009.
The Company recorded income tax expense of $2.3 million and $1.1 million for the quarter ended June 30, 2010 and 2009, respectively. The effective tax rate for the quarter ended June 30, 2010, was 35.9%, as compared to 33.7% for the quarter ended June 30, 2009. The increase in the effective tax rate was the result of a higher level of taxable income in 2010 as compared to 2009.
Net income increased $2.7 million, or 55.8%, for the six months ended June 30, 2010, as compared to the six months ended June 30, 2009, due primarily to an increase of $3.9 million in net interest income, and an increase of $1.1 million in non-interest income, partially offset by an increase of $735,000 in non-interest expense and an increase of $1.5 million in income tax expense over the same time period.
Net interest income increased $3.9 million, or 14.5%, due primarily to interest earning assets increasing $256.9 million, or 15.1%, partially offset by a decrease in the net interest margin of one basis point, or 0.3%, over the prior year comparable period. The net interest margin decreased for the six months ended June 30, 2010, as the average yield earned on interest earning assets decreased, which was partially offset by a decrease in the average rate paid on interest-bearing liabilities. The general decline in yields was due to the overall low interest rate environment. The increase in average interest earning assets was due primarily to an increase in average loans outstanding of $125.2 million, and other securities of $191.3 million, being partially offset by decreases in mortgage-backed securities, and interest-earning assets in other financial institutions. Other securities consist primarily of investment-grade corporate bonds, and government-sponsored enterprise bonds.
Non-interest income increased $1.1 million, or 44.0%, primarily as a result of an increase of $1.0 million in gain on securities transactions, net for the six months ended June 30, 2010 as compared to the six months ended June 30, 2009. The Company recognized $1.1 million in gains on securities transactions during the six months ended June 30, 2010, as compared to $140,000 in gains on securities transactions during the six months ended June 30, 2009. Securities gains during the six months ended June 30, 2010 included gross realized gains of $1.0 million on the sale of mortgage-backed securities, coupled with securities gains of $90,000 related to the Company’s trading portfolio. During the six months ended June 30, 2009, securities gains included gross realized gains of $7,000 on the sale of mortgage-backed securities, coupled with securities gains of $133,000 related to the Company’s trading portfolio. The Company also recognized approximately $197,000 of income on the sale of fixed assets during the six months ended June 30, 2010.
Net income for the six months ended June 30, 2010, was negatively affected by an increase in non-interest expense of $735,000, or 4.4%. The increase in non-interest expense during the six months ended June 30, 2010 was primarily attributable to an increase of $910,000 in compensation and employee benefits expense, which resulted primarily from increases in full time equivalent employees primarily related to our insurance premium finance division formed in October 2009, higher health care costs, and to a lesser extent, salary adjustments effective January 1, 2010. In addition, other non-interest expense also increased $589,000, or 28.2%, from the six months ended June 30, 2009 to the six months ended June 30, 2010. This increase is primarily attributable to an insurance premium finance division license agreement. These increases in non-interest expense were partially offset by a decrease of $592,000 in FDIC insurance expense over the same time period. FDIC insurance expense for the six months ended June 30, 2009 included $770,000 related to the FDIC’s special assessment.
The provision for loan losses remained flat at $4.7 million for the six months ended June 30, 2010 and 2009. The primary reason for the provision for loan losses remaining flat was due to increases in the general loss factors utilized in management’s estimate of credit losses inherent in the loan portfolio which resulted from declines in collateral values supporting our loans and further deterioration of our local economy, being offset by the effect of lower levels of growth in non-performing loans and a decline in loan growth for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. Furthermore, during the six months ended June 30, 2010, we continued our emphasis of originating multifamily real estate loans which resulted in less growth in commercial real estate loans as compared to the six months ended June 30, 2009. Commercial real estate loans generally have greater credit risk than multifamily real estate loans. Net charge-offs for the six months ended June 30, 2010, were $1.0 million, as compared to $1.4 million for the six months ended June 30, 2009.
The Company recorded income tax expense of $4.2 million and $2.6 million for the six months ended June 30, 2010 and 2009, respectively. The effective tax rate for the six months ended June 30, 2010, was 35.6%, as compared to 35.3% for the six months ended June 30, 2009. The increase in the effective tax rate was the result of a higher percentage of pre-tax income being subject to taxation in 2010, as compared to 2009.
About Northfield Bank
Northfield Bank, founded in 1887, operates 19 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.
(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At	At
	June 30, 2010	December 31, 2009
Selected Financial Condition Data:
Total assets	$2,208,165	$2,002,274
Cash and cash equivalents	28,862	42,544
Trading securities	3,515	3,403
Securities available for sale, at estimated fair value	1,301,727	1,131,803
Securities held to maturity	5,830	6,740
Loans held for investment, net	772,909	729,269
Allowance for loan losses	(19,122)	(15,414)
Net loans held for investment	753,787	713,855
Non-performing loans(1)	51,501	41,822
Other real estate owned	1,362	1,938
Bank owned life insurance	54,688	43,751
Federal Home Loan Bank of New York stock, at cost	8,119	6,421

Borrowed funds	356,333	279,424
Deposits	1,380,695	1,316,885
Total liabilities	1,808,426	1,610,734
Total stockholders’ equity	$399,739	$391,540

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Selected Operating Data:
Interest income	$22,032	$21,013	$43,039	$41,495
Interest expense	6,115	7,176	12,573	14,897

Net interest income before provision for loan losses	15,917	13,837	30,466	26,598
Provision for loan losses	2,798	3,099	4,728	4,743

Net interest income after provision for loan losses	13,119	10,738	25,738	21,855
Non-interest income	1,866	1,524	3,589	2,493
Non-interest expense	8,457	9,061	17,578	16,843

Income before income tax expense	6,528	3,201	11,749	7,505
Income tax expense	2,342	1,079	4,182	2,648

Net income	$4,186	$2,122	$7,567	$4,857

Basic and diluted earnings per share (2)	$0.10	$0.05	$0.18	$0.11

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three				At or For the Six
	Months Ended				Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
Selected Financial Ratios:
Performance Ratios(3):
Return on assets (ratio of net income to average total assets)	0.80%		0.47%		0.74%		0.55%
Return on equity (ratio of net income to average equity)	4.23		2.18		3.86		2.52
Average equity to average total assets	19.01		21.55		19.11		21.70
Interest rate spread	2.91		2.70		2.80		2.59
Net interest margin	3.23		3.23		3.14		3.15
Efficiency ratio(4)	47.56		58.99		51.62		57.90
Non-interest expense to average total assets	1.62		2.00		1.71		1.89
Average interest-earning assets to average interest-bearing liabilities	125.70		131.74		125.97		131.77
Asset Quality Ratios:
Non-performing assets to total assets	2.39		1.70		2.39		1.70
Non-performing loans to total loans held for investment, net	6.66		4.71		6.66		4.71
Allowance for loan losses to non-performing loans	37.13		38.95		37.13		38.95
Allowance for loan losses to total loans	2.47		1.84		2.47		1.84
Annualized net charge-offs to total average loans	0.44		0.54		0.28		0.47
Provision for loan losses as a multiple of net charge-offs	3.40	x	3.63	x	4.64	x	3.28	x

(1)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in loans held-for-investment, net.

(2)	Basic net income per common share is calculated based on 41,417,662 and 42,625,593 average shares outstanding for the three months ended June 30, 2010, and June 30, 2009, respectively. Basic net income per common share is calculated based on 41,462,961 and 42,856,503 average shares outstanding for the six months ended June 30, 2010, and June 30, 2009, respectively. Diluted earnings per share is calculated based on 41,783,730 and 42,719,665 average shares outstanding for the three months ended June 30, 2010 and June 30, 2009, respectively. Diluted earnings per share is calculated based on 41,803,306 and 42,911,078 average shares outstanding for the six months ended June 30, 2010 and June 30, 2009, respectively.

(3)	Annualized when appropriate.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Quarter Ended June 30,
	2010			2009
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$757,240	$12,098	6.41%	$639,852	$9,253	5.80%
Mortgage-backed securities	888,469	8,432	3.81	913,595	10,924	4.80
Other securities	255,392	1,379	2.17	67,328	522	3.11
Federal Home Loan Bank of New York stock	6,475	63	3.90	8,046	107	5.33
Interest-earning deposits in financial institutions	68,078	60	0.35	91,442	207	0.91

Total interest-earning assets	1,975,654	22,032	4.47	1,720,263	21,013	4.90
Non-interest-earning assets	112,605			94,215

Total assets	2,088,259			1,814,478

Interest-bearing liabilities:
Savings, NOW, and money market accounts	670,371	1,265	0.76	552,512	1,468	1.07
Certificates of deposit	580,565	2,117	1.46	460,785	3,118	2.71

Total interest-bearing deposits	1,250,936	3,382	1.08	1,013,297	4,586	1.82
Borrowed funds	320,783	2,733	3.42	292,464	2,590	3.55

Total interest-bearing liabilities	1,571,719	6,115	1.56	1,305,761	7,176	2.20
Non-interest bearing deposit accounts	113,011			99,388
Accrued expenses and other liabilities	6,457			18,300

Total liabilities	1,691,187			1,423,449
Stockholders’ equity	397,072			391,029

Total liabilities and stockholders’ equity	2,088,259			1,814,478

Net interest income		$15,917			$13,837

Net interest rate spread (2)			2.91			2.70
Net interest-earning assets (3)	$403,935			$414,502

Net interest margin (4)			3.23%			3.23%
Average interest-earning assets to interest-bearing liabilities			125.70			131.74

(1)	Average yields and rates for the three months ended June 30, 2010, and 2009 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Six Months Ended June 30,
	2010			2009
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$745,891	$22,391	6.05%	$620,655	$17,824	5.79%
Mortgage-backed securities	898,788	17,613	3.95	928,689	22,038	4.79
Other securities	241,014	2,763	2.31	49,733	804	3.26
Federal Home Loan Bank of New York stock	6,272	158	5.08	7,982	187	4.72
Interest-earning deposits in financial institutions	66,826	114	0.34	94,817	642	1.37

Total interest-earning assets	1,958,791	43,039	4.43	1,701,876	41,495	4.92
Non-interest-earning assets	111,381			90,538

Total assets	2,070,172			1,792,414

Interest-bearing liabilities:
Savings, NOW, and money market accounts	654,026	2,685	0.83	538,278	3,104	1.16
Certificates of deposit	584,598	4,649	1.60	454,806	6,439	2.86

Total interest-bearing deposits	1,238,624	7,334	1.19	993,084	9,543	1.94
Borrowed funds	316,315	5,239	3.34	298,455	5,354	3.62

Total interest-bearing liabilities	1,554,939	12,573	1.63	1,291,539	14,897	2.33
Non-interest bearing deposit accounts	111,335			96,801
Accrued expenses and other liabilities	8,278			15,076

Total liabilities	1,674,552			1,403,416
Stockholders’ equity	395,620			388,998

Total liabilities and stockholders’ equity	2,070,172			1,792,414

Net interest income		$30,466			$26,598

Net interest rate spread (2)			2.80			2.59
Net interest-earning assets (3)	$403,852			$410,337

Net interest margin (4)			3.14%			3.15%
Average interest-earning assets to interest-bearing liabilities			125.97			131.77

(1)	Average yields and rates for the six months ended June 30, 2010 and 2009, are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
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